Exhibit 99.1

American Dental Partners, Inc.

201 Edgewater Drive, Suite 285

Wakefield, MA 01880

Phone: 781/224-0880 Fax: 781/224-4216

For Immediate Release

Contacts:	Gregory A. Serrao	Breht T. Feigh
	Chairman, President and Chief Executive Officer 781-224-0880	Executive Vice President, Chief Financial Officer and Treasurer 781-224-0880

AMERICAN DENTAL PARTNERS COMPLETES ACQUISITION OF

ARIZONA’S TOOTH DOCTOR FOR KIDS

WAKEFIELD, MASSACHUSETTS – December 1, 2006 – American Dental Partners, Inc., (NASDAQ: ADPI) announced today that it has closed the previously announced acquisition of the assets of Arizona’s Tooth Doctor for Kids (“Tooth Doctor”). The assets of Tooth Doctor have been contributed to a newly-created subsidiary which will be owned 85% by the Company and 15% by the principals of Tooth Doctor.

Tooth Doctor is a dental group practice which provides dental care to children through six locations in metropolitan Phoenix and Globe, Arizona. The dental group has 37 dentists and in 2005 generated annual patient revenue of approximately $20 million. Approximately 89% of the group’s revenue is derived from health plans contracted with the Arizona Health Care Cost Containment System (“AHCCCS”), the state’s Medicaid program.

American Dental Partners is one of the nation’s leading business partners to dental group practices. The Company is affiliated with 22 dental groups which have 207 dental facilities with approximately 1,944 operatories located in 18 states.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described, including but not limited to the possibility that we may not realize the benefits expected from our acquisition and affiliation strategy, economic, regulatory and/or other factors outside the control of the Company, which are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports, including the annual report on Form 10-K for the year ended December 31, 2005.